UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024

Delcath Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

566 Queensbury Avenue Queensbury, New York	12804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 489-2100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DCTH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On December 30, 2024, Delcath Systems, Inc. (the “Company”) issued a press release announcing aggregate gross proceeds as a result of the exercise of the Existing Warrants (as defined below), a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Warrant Amendment

On December 23, 2024, the Company entered into warrant amendments (each, a “Warrant Amendment” and collectively, the “Warrant Amendments”) with existing institutional stockholders, pursuant to which the stockholders, as the holders of warrants to purchase up to an aggregate of 854,000 shares of the Company’s common stock (the “Common Stock”) upon the conversion of series E warrants and series E-1 warrants (together, the “Existing Warrants”), agreed to amend the Existing Warrants to provide for the option to subscribe for and purchase from the Company Warrant Shares (as defined in the Existing Warrants) and/or, in lieu of Common Stock otherwise represented by Warrant Shares, pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), if the exercise of the Existing Warrants would cause the stockholders (together with their respective affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such stockholder for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) to beneficially own in excess of 9.99% of the total number of then issued and outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the Existing Warrants.

The Pre-Funded Warrants have an exercise price of $0.01 per underlying share of Common Stock, are immediately exercisable and will not expire until exercised in full. The number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to adjustment upon certain corporate events, including certain stock dividends and splits, combinations, reclassifications, and certain other events.

The stockholders will not be entitled to exercise any portion of the Pre-Funded Warrants that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such stockholder (together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such stockholder for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) to exceed 9.99% of the total number of then issued and outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant. This threshold is subject to such stockholder’s rights under the Pre-Funded Warrant to increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from it to the Company.

A copy of the Pre-Funded Warrant is filed herewith as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Pre-Funded Warrant does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Warrant Exercises

On December 24, 2024, the Existing Warrants expired per their term and as of the date thereof an aggregate of 1,746,424 Existing Warrants were exercised for an aggregate of 1,045,157 shares of Common Stock and 603,954 Pre-Funded Warrants. As a result of such exercises, the Company received gross proceeds of approximately $16.3 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Amendment Pre-Funded Warrant.

99.1	Press Release, dated December 30, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delcath Systems, Inc.

Date: December 30, 2024	By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Executive Officer